Exhibit 10.20

BOARD RESOLUTIONS RE TIM LANE PAYMENT ARRANGEMENTS

WHEREAS, Mr. Lane extended a bridge loan to the Company during April 2008;

WHEREAS, under the associated note, there was (among other provisions) security in the form of the payment of all Shares Mr. Jackson personally owns in the Company if such loan and other provisions were not repaid or executed on a timely basis;

WHEREAS, the Company has defaulted on the loan; further to the default the bridge note contained warrant coverage and attendant registration rights which present potential obstacles to the registration effort. To remedy this situation, the following has been agreed;

WHEREAS, effective immediately, the parties (in lieu of the Shares in question being transferred from Mr. Jackson to Mr. Lane) have agreed as follows: Mr. Lane will accept the previous payment made in October of $27,500, the original principal loaned in April, and payment by the Company (inclusive of interest and penalties) in return for forbearance on levying on Mr. Jackson’s Shares and the Company’s timely payment of $48,540 (if paid by November 30, 2008) or $49,080 (if paid by December 31, 2008);

WHEREAS, all other provisions, including those relating to default and a personal option of Mr. Lane’s to buy certain of Mr. Jackson’s Shares remain in place; and a retainer relationship for Mr. Lane in his capacity as COO will commence with completion of the IPO at the rate of $10,000.00/ month or in any greater amount that might be mutually agreed, and reimbursement for all accrued out of pocket expenses which Mr. Lane has accumulated project to date; and

WHEREAS, the Company has agreed to make the agreed payment out of the proceeds of the next available cash inflow to the Company, namely the next progress payment from Catoca Mining.

RESOLVED, that, it being deemed in the best interest of the Corporation to resolve the payment terms to Mr. Lane with regard to the loan repayment and shares put up as security; specifically: (i) payment by the Company (inclusive of interest and penalties) in return for forbearance on levying on Mr. Jackson’s Shares and the Company’s timely payment of $48,540 (if paid by November 30, 2008) or $49,080 (if paid by December 31, 2008); (ii) all other provisions, including those relating to default and a personal option to buy certain of Mr. Jackson’s Shares remain in place; and (iii) the Company has agreed to make the agreed payment out of the proceeds of the next available cash inflow to the Company, namely the next progress payment from Catoca Mining.

RESOLVED, that the officers of the Corporation be, and each of them is, authorized to execute in the name and on behalf of the Corporation, and to deliver any and all other instruments and documents, including the Investment documents and stock certificates, and to do and perform any and all such further acts and things (including the payment of all necessary expenses) as they, or any of them, may deem necessary or advisable to carry out the intent and accomplish the purposes of the foregoing resolutions.

PROPOSED INSERT IN PROSPECTUS: FOOTNOTE 3 TO CHART OF BENEFICIAL OWNERSHIP AND “RELATED PARTY TRANSACTIONS.”

Mr. Lane extended a bridge loan to the Company during April 2008. Under the associated note, there was (among other provisions) security in the form of the payment of all Shares Mr. Jackson personally owns in the Company if such loan was not repaid on a timely basis. The Company has defaulted on the loan. Effective immediately, the parties (in lieu of the Shares in question being transferred from Mr. Jackson to Mr. Lane) have agreed as follows: Mr. Lane will accept the previous payment made in October of $27,500, the original principal loaned in April, and payment by the Company (inclusive of interest and penalties) in return for forbearance on levying on Mr. Jackson’s Shares and the Company’s timely payment of $48,540 (if paid by November 30, 2008) or $49,080 (if paid by December 31, 2008). All other provisions, including those relating to default and a personal option of Mr. Lane’s to buy certain of Mr. Jackson’s Shares remain in place. The Company has agreed to make the agreed payment out of the proceeds of the next available cash inflow to the Company, namely the next progress payment from Catoca Mining.